SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C.  20549


                                    FORM 8-K



                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                       Date of Report:  February 16, 1995



                                LG&E ENERGY CORP.
             (Exact name of registrant as specified in its charter)


                  Kentucky           1-10568          61-1174555
               (State or other     (Commission     (I.R.S. Employer
               jurisdiction of    File Number)    Identification No.)
               incorporation)


                              220 West Main Street
                                 P.O. Box 32030
                              Louisville, KY 40232
                    (Address of principal executive offices)


                                 (502) 627-2000
                         (Registrant's telephone number)

Item 5.  Other Events.

On February 10, 1995, LG&E Energy Corp. ("LG&E Energy") announced that it reached definitive agreements with Hadson Corporation to purchase the Dallas-based natural gas marketing, gathering and processing company for $143 million. The acquisition involves Hadson Corporation and all of its subsidiaries, including Hadson Gas Systems, Inc., its natural gas marketing subsidiary, as well as the company's 1,300 miles of gas gathering systems, gas transmission systems, and gas processing and storage facilities. Hadson has marketing contracts and agreements with local distribution companies or industrial users in 36 states. Santa Fe Energy Resources, Inc., and The Prudential Insurance Company of America, which together own 65% of Hadson's common stock, have agreed to sell all of their Hadson equity securities and long-term debt to a subsidiary of LG&E Energy. The subsidiary will also acquire by merger all remaining Hadson common stock at a price of $2.75 a share. The acquisition is subject to necessary regulatory filings and approvals, and satisfaction of certain other conditions. The companies expect to close the transaction following Hadson's shareholders' meeting currently scheduled in the second quarter of this year. The boards of both companies have unanimously approved the transaction. LG&E Energy does not believe Hadson Corporation to be a "significant subsidiary" under applicable SEC regulations, and therefore does not expect to file additional financial information upon completion of the transaction.

Item 7(c).  Exhibits Filed.

Exhibit
Number               Description

99.01 News Release dated February 10, 1995, announcing the agreements reached between LG&E Energy Corp. and Hadson Corporation for LG&E Energy to acquire the Dallas-based natural gas marketing, gathering and processing company.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LG&E ENERGY CORP.
Registrant

Date:  February 16, 1995              /s/ Charles A. Markel, III
                                      Charles A. Markel, III
                                      Corporate Vice President, Finance
                                      and Treasurer
                                      (On behalf of the registrant in his
                                      capacity as Principal Financial Officer)